EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
A. Pierre Dubois, Manager, Investor Relations, (210) 283-2164

Media:
Tara Ford Payne, Director, Public Relations, (210) 283-2676

Tesoro Prepays $96 Million of Debt

SAN ANTONIO – April 18, 2005 – Tesoro Corporation (NYSE:TSO) announced that it prepaid the remaining $96 million principal balance of its Senior Secured Term Loans due 2008, from cash on hand. The term loans paid interest at the rate of LIBOR plus 5.5% or about 8.5%, immediately prior to their redemption. Effective April 15, 2005, the prepayment premium on these loans dropped from 3% to 1%. The company will record a pretax charge in the second quarter totaling approximately $3 million related to the prepayment, including the 1% premium and a non-cash write-off of the unamortized deferred financing costs.

      Total debt for the company now stands at $1.1 billion – a reduction of nearly $1.0 billion since 2002. Pro-forma for year-end 2004, total debt to total capitalization drops from 48% to 46%.

      Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes approximately 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.

      This news release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements concern the company’s anticipated pretax charge for the prepayment of the remaining $96 million balance of its Senior Secured Term Notes due 2008. For more information concerning these factors and other factors that could cause such a difference, see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

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